Exhibit 99.1

Coldwater Creek Announces Management Change

Sandpoint, Idaho, November 17, 2009 — Coldwater Creek Inc. (NASDAQ: CWTR) today announced the resignation of Tim Martin, Senior Vice President and Chief Financial Officer, effective November 25, 2009.  Mr. Martin, who joined the Company in 2006, has accepted a position as Chief Financial Officer at another company.

The Company has appointed John E. Hayes, III, Senior Vice President and General Counsel of Coldwater Creek, to serve as interim Chief Financial Officer, effective November 25, 2009, until a permanent successor is named. The Company has initiated a search for a new Chief Financial Officer. Mr. Hayes joined Coldwater Creek in February 2009, after serving as the Company’s outside corporate and securities law counsel since 1999.  Prior to joining Coldwater Creek, Mr. Hayes spent 17 years in private law practice, most recently with Hogan & Hartson, LLP.

Dennis Pence, Chairman and Chief Executive Officer, said, “We are pleased to have John step in as interim Chief Financial Officer.  His knowledge of Coldwater Creek and our employees and culture, as well as his strong business acumen, will allow for a successful transition of this important role. We also want to thank Tim for his services to Coldwater Creek.  He assisted the Company in navigating through an extremely challenging environment with integrity and dedication and made many significant contributions to Coldwater Creek. We wish Tim the best in his new endeavor.”

Tim Martin said, “ I believe in the growth opportunities for the Company and the strength of the Coldwater Creek brand. The Company is in good hands with a strong and qualified leadership team that will continue to prudently manage the business.”

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

Contact:
Lyn Walther, Divisional Vice President, Investor Relations
Phone: 208-265-7005
Web site: www.coldwatercreek.com